UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☑      Soliciting Material Pursuant to Rule 14a-12
BELLSOUTH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Long Term Compensation Q and As
Q: What will happen to my stock options?
A: Upon closing, all BellSouth stock options (regular and special) would be converted into AT&T stock options. All such options will be immediately vested and exercisable. The term of these stock options (i.e., their expiration dates) will remain the same. The number of AT&T options that you will be entitled to after the merger will be the number of your BellSouth options times 1.325. The strike price of the new AT&T options will be the old strike price divided by 1.325. Below is a summary of what would happen to the exercise periods of all the new AT&T stock options (regular and special) in different situations:

Situation	What Happens
Remain employed by AT&T	Remain exercisable until end of full original term

Retirement	Remain exercisable until end of full original term

Separate: non-retirement eligible	Remain exercisable until end of full original term

Involuntary termination (not for cause) at anytime	Remain exercisable until end of full original term
Q: What will happen to my restricted stock and restricted stock units (RSUs)?
A: Upon closing, BellSouth restricted stock and RSUs would be converted into AT&T restricted stock and RSUs, respectively, with the same vesting periods as are applicable to your BellSouth grants. The number of shares of AT&T restricted stock and RSUs that you will be entitled to after the merger will be the number of your shares of BellSouth restricted stock or RSUs times 1.325. Below is a summary of what would happen with the vesting schedule of your AT&T restricted stock and RSUs (regular and special) in different situations:

Situation	What Happens
Remain employed by AT&T	Normal vesting schedule

Retirement	Regular and special restricted stock: unvested forfeited; Regular RSUs: pro rata vest; Special RSUs: unvested forfeited

Separate: non-retirement eligible	All unvested forfeited

Involuntary termination (not for cause) within 2 years of closing	All fully vest

Q: What will happen to my performance shares?
A: Shortly after closing, BellSouth performance shares would be paid out pro-rata (for the portion of the performance period elapsed through the time of closing) based on actual performance through the closing date. Remaining BellSouth performance shares would be forfeited. AT&T will issue replacement AT&T performance shares (to replace the forfeited BellSouth performance shares). These replacement AT&T performance shares will be based on AT&T performance measures and will have the same performance periods as were applicable to your BellSouth grants. Below is a summary of what would happen with the replacement AT&T performance shares in different situations:

Situation	What Happens
Remain employed by AT&T	Normal payout

Retirement	Determined by AT&T award agreement

Separate: non-retirement eligible	Determined by AT&T award agreement

Involuntary terminated (not for cause) within 2 years of closing	Fully vest
Q: I have Special Regulatory and External Affairs (REG) performance shares. What will happen to them?
A: Upon closing, BellSouth REG performance shares would be paid out pro-rata (for the portion of the performance period elapsed through the time of closing) based on actual performance through the closing date. Remaining shares are forfeited. AT&T will issue replacement AT&T performance shares (to replace forfeited BellSouth REG performance shares). These replacement AT&T performance shares will be based on AT&T performance measures and will have the same performance periods as were applicable to your BellSouth REG grants. Below is a summary of what would happen with the replacement AT&T REG performance shares in different situations:

Situation	What Happens
Remain employed by AT&T	Normal payout

Retirement	Determined by AT&T award agreement

Separate: non-retirement eligible	Determined by AT&T award agreement

Involuntary terminated (not for cause) within 2 years of closing	Fully vest
NOTE: In connection with the proposed merger, AT&T intends to file a registration statement on Form S-4, including a joint proxy statement of AT&T and BellSouth, and AT&T and BellSouth will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration and joint proxy statement, when they become available, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained for free from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants will be included in the registration and joint proxy statement, and the other relevant documents filed with the SEC when they become available.